Exhibit 99

Release:	On receipt, May 18, 2022
Media Contact:	Jane Slusark, 515-362-0482, slusark.jane@principal.com
Investor Contact:	Humphrey Lee, 515-235-9500, lee.humphrey@principal.com

Principal Financial Group® Names H. Elizabeth Mitchell to Board of Directors

(Des Moines, Iowa) – Principal Financial Group® (Nasdaq: PFG) announced today that H. Elizabeth Mitchell, former president and chief executive officer of Renaissance Reinsurance U.S., has been elected to the Principal® Board of Directors.

“We’re excited about the opportunity to bring Liz on-board, and benefit from her rich operational experience and hands-on leadership within the insurance industry,” said Dan Houston, chairman, president, and chief executive officer of Principal. “As Principal continues to deliver on its commitment to be more capital efficient with a sharp focus on our growth drivers, her background managing diversified operations and driving excellence across a portfolio will be a value-add to the Board and senior management.”

Mitchell retired as President and CEO of Renaissance in 2016 after joining the company as part of an acquisition of Platinum Underwriters Reinsurance Inc., a property, casualty, and health reinsurance firm, where she had served as President and CEO for 10 years. Prior to Platinum, Mitchell held senior positions at St. Paul Companies, English & American Insurance Group, and Tillinghast. Today, she also serves on the Board of Directors for Selective Insurance Group, Inc.

Throughout her career, Mitchell has been recognized as a powerful leader in the insurance industry. The Association of Professional Insurance Women named Mitchell as Insurance Woman of the Year in 2007. She has been honored by Intelligent Insurer in 2014 and 2015 in “100 Influential Women in Re/Insurance” and twice by Business Insurance Magazine, in 2000 as one of the 40 top insurance executives under 40 years old, and again in 2007 as one of the 50 “Women to Watch”. She graduated as Valedictorian from College of the Holy Cross with a Bachelor of Arts.

About Principal®1

Principal Financial Group® (Nasdaq: PFG) is a global financial company with over 18,000 employees2 passionate about improving the wealth and well-being of people and businesses. In business for more than 140 years, we’re helping more than 53 million customers2 plan, insure, invest, and retire, while working to improve our planet, support the communities where we do business, and build a diverse, inclusive workforce. Principal® is proud to be recognized as one of the World’s Most Ethical Companies3, a member of the Bloomberg Gender Equality Index, and a Top 10 “Best Places to Work in Money Management4.” Learn more about Principal and our commitment to sustainability, inclusion, and purpose at principal.com.

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1 Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

2 As of March 31, 2022

3 Ethisphere Institute, 2021

4 Pensions & Investments, 2020